EXHIBIT 5.2



                          [WHITE & CASE LLP LETTERHEAD]


August 14, 2001


Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, New Jersey 08809-4000

Foster Wheeler LLC
Perryville Corporate Park
Clinton, New Jersey 08809-4000


Ladies and Gentlemen:

     We have acted as special United States counsel for Foster Wheeler Ltd., a company organized under the laws of Bermuda (the "Company"), and Foster Wheeler LLC, a Delaware limited liability company (the "Guarantor), in connection with the preparation of the Registration Statement on Form S-3 filed on June 28, 2001 with the Securities and Exchange Commission (the "Commission") and the amendment to such Registration Statement filed on the date hereof (collectively, the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $210,000,000 aggregate principal amount of 6.50% Convertible Subordinated Notes due 2007 (the "Notes"), and common shares of the Company, par value $1.00 per share (the "Shares"), issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated as of May 31, 2001 (the "Indenture"), among the Company, the Guarantor and BNY Midwest Trust Company, as trustee (the "Indenture"). The Notes were fully and unconditionally guaranteed by the Guarantor (the "Guarantee"). The Notes and the Shares are to be offered and sold by certain securityholders of the Company.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with our opinion expressed below, we have examined originals or copies certified to our satisfaction of such agreements, documents, certificates and other statements of government officials and corporate officers of the Company and the Guarantor and such other papers as we have deemed relevant and necessary as a basis for such opinion. As to certain facts material to our opinion, we have relied, to the extent that we deem such reliance proper, upon certificates of public officials and of officers of the Company. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

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     Based upon the foregoing, we are of the opinion that:

     1. The Notes constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

     2. The Guarantee has been duly authorized and constitutes a valid and binding obligation of the Guarantor, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the Limited Liability Company Act of the State of Delaware, and the federal laws of the United States of America.

     We are not qualified to render an opinion on the laws of Bermuda. Accordingly, in rendering the opinion in paragraph 1 above, we have assumed that the Notes have been duly authorized under the laws of Bermuda and constitute valid and binding obligations of the Company under the laws of Bermuda, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ WHITE & CASE LLP